                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                   FORM 8-K/A



                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest reported event): December 3, 2001



                                E-CENTIVES, INC.
             (Exact name of registrant as specified in its charter)




           Delaware                     000-31559                52-1988332
(State or other jurisdiction of    (Commission File No.)       (IRS Employer
 incorporation or organization)                              Identification No.)




                         6901 Rockledge Drive, 7th Floor
                            Bethesda, Maryland, 20817
                                 (240) 333-6100
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

Item 2. Acquisition Or Disposition Of Assets.

On January 3, 2002 the Registrant filed an amended current report on Form 8-K/A, amending the current report on Form 8-K that was filed on December 18, 2001, which reported under Item 2 that on December 3, 2001, the Registrant completed the acquisition of BrightStreet.com, Inc. Pursuant to Item 7(a)(4), the Registrant did not include the requisite financial statements with that report on Form 8-K. Item 7 herein supplements the earlier filing by providing the required financial statements and the pro forma financial information.

 Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements.

The financial statements required pursuant to Regulation S-X are filed herewith beginning on page 3.

                                      INDEX


Independent Auditors' Report                                                                                 3

Financial Statements of BrightStreet.com,Inc.
    Statements of Operations for the year ended December 31, 2000 and the nine months
      ended September 30, 2000 (unaudited) and 2001 (unaudited)                                              4
    Balance Sheets as of December 31, 2000 and September 30, 2001 (unaudited)                                5
    Statements of Stockholders' Equity (Deficit) for the year ended December 31, 2000                        6
    Statements of Cash Flows for the year ended December 31, 2000 and the nine
      months ended September 30, 2000 (unaudited) and 2001 (unaudited)                                       7
    Notes to Financial Statements                                                                            8

(b) Pro Forma Financial Information

The unaudited pro forma financial information required pursuant to Regulation S-X is filed herewith beginning on page 22.

                                      INDEX


Unaudited Pro Forma Condensed Consolidated Financial Information                                            22

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine
months ended September 30, 2001                                                                             23

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year
ended December 31, 2000                                                                                     24

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2001                           25

Notes to Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 and Pro Forma
Condensed Consolidated Balance Sheet as of September 30, 2001                                               26


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
BrightStreet.com, Inc.:

    We have audited the accompanying balance sheet of BrightStreet.com, Inc. (the "Company") as of December 31, 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    As discussed in Note 12 to the financial statements, on December 3, 2001, the Company sold substantially all its assets and certain liabilities to e-centives, Inc., a publicly-traded company, and any remaining patent rights not sold to e-centives were sold to Black Diamond CCT Holdings, LLC on January 31, 2002.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BrightStreet.com, Inc. as of December 31, 2000 and the results of its operations and its cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has sold substantially all of its assets and certain liabilities on December 3, 2001 to e-centives, Inc., and any remaining patent rights not sold to e-centives were sold to Black Diamond CCT Holdings, LLC on January 31, 2002. These issues raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Notes 11 and 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP
McLean, Virginia
February 18, 2002

                             BRIGHTSTREET.COM, INC.

                            STATEMENTS OF OPERATIONS

                                           YEAR ENDED       NINE MONTHS ENDED   NINE MONTHS ENDED
                                        DECEMBER 31, 2000   SEPTEMBER 30, 2000  SEPTEMBER 30, 2001
                                        -----------------   ------------------  ------------------
                                                               (unaudited)        (unaudited)

Revenue...............................   $    447,992         $   376,498         $ 1,027,107
Cost of revenue.......................        237,544             154,117             545,279
                                          -----------         -----------         -----------
    Gross profit .....................        210,448             222,381             481,828
Operating expenses:
  Product development.................      5,933,068           4,200,187           3,177,051
  Sales and marketing.................      4,558,576           2,820,930           1,856,560
  General and administrative..........      3,903,730           2,409,431           3,322,139
                                          -----------         -----------         -----------
    Loss from operations..............    (14,184,926)         (9,208,167)         (7,873,922)
Interest income.......................        460,140             387,897              31,832
Interest expense .....................        (48,165)            (14,720)           (115,000)
Loss on disposal of fixed assets......             --                  --            (329,340)
                                          ------------        ------------        ------------
    Loss before income taxes..........    (13,772,951)         (8,834,990)         (8,286,430)
Income taxes..........................             --                  --                  --
                                          -----------         -----------         -----------
Net loss..............................   $(13,772,951)       $(8,834,990)        $(8,286,430)
                                          ============        ===========         ===========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                             BRIGHTSTREET.COM, INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,   SEPTEMBER 30,
                                                                2000            2001
                                                            ------------   -------------
                                                                            (unaudited)
                                     ASSETS
Current assets:
  Cash and cash equivalents.............................    $  3,176,467     $   228,461
  Accounts receivable...................................         186,332              --
  Prepaid expenses......................................         146,141           9,312
  Other current assets..................................          30,946         100,000
                                                            ------------     -----------
          Total current assets..........................       3,539,886         337,773
Property and equipment, net.............................       1,701,468         838,667
Intangible assets, net..................................       2,023,412       1,030,393
Other assets............................................         637,800           7,627
                                                            ------------     -----------
          Total assets..................................    $  7,902,566     $ 2,214,460
                                                            ============     ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................       1,078,498       2,465,509
  Accrued expenses......................................         967,593          84,824
  Deferred revenue......................................         441,501         543,099
  Other liabilities.....................................         423,872         457,226
  Note payable..........................................              --       2,051,288
  Current portion of capital leases.....................         288,995         809,898
                                                            ------------     -----------
          Total current liabilities.....................       3,200,459       6,411,844
Capital leases, net of current portion..................         613,938              --
                                                            ------------     -----------
          Total liabilities.............................       3,814,397       6,411,844
                                                            ------------     -----------
Commitments and contingencies (Note 11).................
Stockholders' equity (deficit):
  Series A convertible preferred stock, $.001 par value,
    12,600,000 shares authorized, issued and outstanding
    at December 31, 2000 and September 30, 2001
    (unaudited) (liquidation preference of $19,391,400
    at September 30, 2001 (unaudited))..................          12,600          12,600
  Common stock, $.0005 par value, 35,000,000 shares
     authorized, 8,665,819 and 8,667,569 shares issued
     and outstanding at December 31, 2000 and
     September 31, 2001(unaudited), respectively........           4,332           4,334
  Additional paid-in capital............................      18,444,466      18,445,342
  Accumulated deficit...................................     (14,373,229)    (22,659,660)
                                                            ------------     -----------
          Total stockholders' equity (deficit)..........       4,088,169      (4,197,384)
                                                            ------------     ------------
          Total liabilities and stockholders' equity
            (deficit)...................................    $  7,902,566     $ 2,214,460
                                                            ============     ===========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                             BRIGHTSTREET.COM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                SERIES A CONVERTIBLE
                                --------------------
                                   PREFERRED STOCK        COMMON STOCK      ADDITIONAL      NOTES                         TOTAL
                                --------------------  -------------------    PAID-IN     RECEIVABLE     ACCUMULATED   STOCKHOLDERS'
                                  SHARES      AMOUNT    SHARES    AMOUNT     CAPITAL    FROM OFFICERS     DEFICIT        EQUITY
                                -----------  -------  ---------  --------  -----------  -------------  -------------  -------------
Balance, January 1, 2000....    12,600,000   $12,600  8,665,819   $4,332   $18,325,472     $(2,853)    $   (600,278)  $ 17,739,273
Repayment of notes
 receivable from officers...            --        --         --       --            --       2,853               --          2,853
Stock based compensation....            --        --         --       --       104,550          --               --        104,550
Issuance of warrants........            --        --         --       --        14,444          --               --         14,444
Net loss....................            --        --         --       --            --          --      (13,772,951)   (13,772,951)
                                ----------   -------  ---------  -------   -----------     -------     ------------   ------------
Balance, December 31, 2000..    12,600,000   $12,600  8,665,819  $ 4,332   $18,444,466     $    --     $(14,373,229)    $4,088,169
                                ==========   =======  =========  =======   ===========     =======     ============   ============



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                             BRIGHTSTREET.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED       NINE MONTHS ENDED  NINE MONTHS ENDED
                                                      DECEMBER 31, 2000  SEPTEMBER 30, 2000  SEPTEMBER 30, 2001
                                                      -----------------  ------------------  ------------------
                                                                             (unaudited)        (unaudited)
Cash flows from operating activities:
  Net loss.....................................         $(13,772,951)     $ (8,834,990)       $ (8,286,430)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization..............            2,302,457         1,708,437           1,373,727
    Stock based compensation...................              104,550           104,550                  --
    Other......................................                3,208             2,005                  --
    Loss on disposal of fixed assets...........                   --                --             329,340
    (Increase) decrease in:
      Accounts receivable......................             (186,332)         (371,153)            186,322
      Prepaid expenses and other assets........              (90,870)         (223,945)             71,384
    Increase (decrease) in:
      Accounts payable.........................              522,358           230,270           1,130,806
      Deferred revenue.........................              436,501           215,824              55,576
      Accrued expenses and other liabilities...            1,309,045           411,524             130,675
                                                        ------------      ------------        ------------
        Net cash used in operating activities..           (9,372,034)       (6,757,478)         (5,008,600)
                                                        ------------      ------------        ------------
Cash flows from investing activities:
  Acquisition of property and equipment........             (627,581)         (562,220)            (31,617)
  Increase in security deposits................             (626,564)         (626,564)                 --
  Proceeds from note receivable................                2,853             2,853                  --
  Proceeds from sales of fixed assets..........                   --                --             184,368
                                                        ------------      ------------        ------------
        Net cash provided by (used in)
          investing activities.................           (1,251,292)       (1,185,931)            152,751
                                                        ------------      ------------        ------------
Cash flows from financing activities:
  Proceeds from exercise of stock options......                   --                --                 878
  Proceeds from issuance of note payable.......                   --                --           2,000,000
  Principal payments on obligations under
    capital lease..............................             (145,111)          (94,232)            (93,035)
                                                        ------------      ------------        ------------
         Net cash provided by used in financing
           activities..........................             (145,111)          (94,232)          1,907,843
                                                        ------------     -------------        ------------
Net decrease in cash and cash equivalents......          (10,768,437)       (8,037,641)         (2,948,006)
Cash and cash equivalents, beginning of period.           13,944,904        13,944,904           3,176,467
                                                        ------------      ------------        ------------
Cash and cash equivalents, end of period.......         $  3,176,467      $  5,907,263        $    228,461
                                                        ============      ============        ============

Cash paid for interest.........................         $     44,957      $     12,715        $    111,391
                                                        ============      ============        ============

Supplemental disclosure of non-cash investing and financing activities:
   In conjunction with an equipment lease entered into during 2000, the Company issued warrants, valued at $14,444, for the purchase of 37,037 shares of Series A convertible preferred stock.

   During 2000, the Company acquired $1,003,930 of fixed assets under non-cancelable capital leases.


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                             BRIGHTSTREET.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS


(1) ORGANIZATION

    BrightStreet.com, Inc. (the "Company"), formerly known as Promotions Acquisitions, Inc., provides its customers with an operating system for delivering promotions - such as coupons, free samples, and other forms of promotions. Manufacturers, retailers, and websites utilize BrightStreet.com's technology to design, deploy, and manage promotions, and to track individual consumer response to offers intended to result in sales at traditional retail stores. The Company's technology includes management and printing of secure, uniquely coded coupons at high resolution, accessible from most widely used web browsers and operating systems, as well as promotion management tools that are accessible from certain web browsers.

    The Company was incorporated on July 19, 1999 and spent the period through early December 1999 devoting substantially all its efforts to raising capital. In early December 1999, the Company acquired substantially all the assets and certain liabilities of Net Value, Inc. (d/b/a BrightStreet.com) for $2,000,000 cash and approximately 14% fully-diluted interest in the Company.

    The Company has been privately funded by a coalition of media and marketing interests and financial investors. On December 3, 2001, the Company sold substantially all of its assets and certain liabilities to e-centives, Inc., and any remaining patent rights not sold to e-centives were sold to Black Diamond CCT Holdings, LLC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds stated at cost, which approximates fair value.

(b) CONCENTRATION OF CREDIT RISK

       Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high quality financial institutions. At times, these accounts may exceed federally insured limits. The Company has not experienced any losses in such bank accounts. The Company believes it is not exposed to significant credit risk related to cash and cash equivalents.

       Three customers accounted for 100% of the Company's accounts receivable at December 31, 2000. For the year ended December 31, 2000, two customers accounted for more than 10% of revenue: 48% and 31%, respectively.

(c) FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company considers the carrying value of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable, and accrued expenses to approximate fair value at December 31, 2000 because of the relatively short period of time between origination of the instruments and their expected realization or settlement, as well as notes payable and capital lease obligations, which also approximate fair value at December 31, 2000 because they are in default.

(d) PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost. Equipment under capital leases are stated at the present value of the minimum lease payments. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Equipment acquired under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

(e) INTANGIBLES

       Intangible assets consist of purchased technology, patents and trademarks, assembled workforce, licensed technology and goodwill. Intangible assets are being amortized over their economic useful lives ranging from six months to five years and reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable.

(f) REVENUE RECOGNITION

       The Company's revenue consists of fees from licensing of its promotions technology, which are recognized ratably over the contractual period beginning upon completion of setup.

       In conjunction with the licensing of its promotions technology, the Company performs development work for its customers. This development work represents integration or set-up work performed prior to launch of the Company's service as well as sometimes performing functionality enhancements subsequent to launch of the service. Fees for these services are billed upon contractually stipulated time frames. The revenue related to the development services is recognized ratably over the remaining contract period beginning with the date of launch of the service or the completion of the enhanced functionality.

       The Company also offers services on a performance contract basis, typically offer views. These offer views are delivered as individuals visit the established offer site utilizing the Company's service. The Company earns a contractually specified amount based upon the number of offer views obtained. Revenue is recognized as the offer views are delivered.

(g) DEFERRED REVENUE

       Deferred revenue represents billings or collections on contracts in advance of performance of services and is amortized into revenue as the related service is performed based upon the applicable revenue recognition methodology.

(h) COST OF REVENUE

       Cost of revenue represents expenses related to providing the Company's services and includes a portion of the salaries, benefits and related expenses of Company personnel responsible for creating and delivering the Company's services.

(i) ADVERTISING

       Advertising costs are expensed as incurred. Advertising expense was $6,119 for the year ended December 31, 2000.

(j) INCOME TAXES

       The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

       The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 (l) USE OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(m) COMPREHENSIVE LOSS

       The Company has no material components of other comprehensive loss and, accordingly, comprehensive loss is the same as net loss for the presented periods.

(n) RETIREMENT PLAN

       The Company sponsors a defined contribution retirement plan established under the provisions of Internal Revenue Code 401(k). Participating employees may elect to contribute a percentage of their eligible wages. The Company contributes amounts to the plan on a discretionary basis up to 2.5% of each eligible employee's contribution. The Company contributed $4,454 during the year ended December 31, 2000.

(o) STOCK-BASED COMPENSATION

        The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations including FASB Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION AN INTERPRETATION OF APB OPINION NO. 25, issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

(p) RECENT ACCOUNTING PRONOUNCEMENTS

        In June 2001, the FASB issued FAS 141, BUSINESS COMBINATIONS, and FAS 142, GOODWILL AND OTHER INTANGIBLE ASSETS. FAS 141 requires that the purchase method of accounting be used for all business combinations. FAS 141 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. FAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment, at least annually, in accordance with the provisions of FAS 142. FAS 142 will also require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FAS 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and subsequently FAS 144 after its adoption.

        The Company adopted the provisions of FAS 141 as of July 1, 2001 and FAS 142 is effective January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001, but before FAS 142 is adopted in full are not amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized and tested for impairment prior to the full adoption of FAS 142.

        FAS 141 will require upon adoption of FAS 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in FAS 141 for recognition apart from goodwill. Upon adoption of FAS 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of FAS 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

        In connection with FAS 142's transitional goodwill impairment evaluation, the Statement will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of it assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with FAS 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of operations.

        As of the date of adoption, the Company expects to have unamortized intangible assets that will be subject to the transition provisions of FAS
    142. Because of the extensive effort needed to comply with adopting FAS 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the Company's financial statements at the date of this report, including whether it will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

        In August 2001, the FASB issued FAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS (FAS No. 144). FAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. FAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt FAS No. 144 on January 1, 2002.

(q) DEVELOPMENT STAGE ENTERPRISE

        In December 1999, the Company commenced its planned operations. Therefore, it is no longer considered a development stage enterprise.

(r) UNAUDITED INTERIM FINANCIAL INFORMATION

        The unaudited interim financial information, as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001, has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with instructions to
    Article 10 of Regulation S-X. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of such periods. The operating results for any interim period are not necessarily indicative of results for any future periods.

(3) PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                           DECEMBER 31,
                                                              2000
                                                           -----------

     Computer equipment ................................   $ 1,917,931
     Furniture and equipment ...........................       114,441
     Leasehold improvements ............................        46,952
                                                           -----------
                                                             2,079,324
     Less: accumulated depreciation and
     amortization......................................       (377,856)
                                                           -----------
                                                           $ 1,701,468
                                                           ===========

(4) INTANGIBLE ASSETS

    On December 3, 1999, the Company acquired certain assets and assumed certain liabilities of Net Value, Inc. (d/b/a BrightStreet.com) and began operations under the name Promotions Acquisition, Inc. in early December 1999. On February 2, 2000, the Company changed its incorporated name to BrightStreet.com, Inc. In consideration for the acquisition, the Company paid $2,000,000 in cash and issued 2,958,819 shares of common stock valued at $1,331,469. The acquisition was accounted for as a purchase as defined by APB No. 16.

    Intangible assets consists of the following:

                                                           DECEMBER 31,
                                                               2000
                                                           -----------
     Purchased technology ..............................   $   918,000
     Patents and trademarks ............................     1,851,400
     Goodwill ..........................................       219,543
     Other intangible assets ...........................     1,185,850
                                                           -----------
                                                             4,174,793
     Less: accumulated amortization ....................    (2,151,381)
                                                           -----------
                                                           $ 2,023,412
                                                           ===========

(5) CONVERTIBLE PREFERRED STOCK

    As of December 31, 2000, the Company had 20,000,000 shares of convertible preferred stock authorized and 12,600,000 shares issued and outstanding. Certain of the rights, privileges and restrictions of holders of Series A convertible preferred stock are as follows:

    VOTING:
    -------
        Each share of Series A convertible preferred stock has voting rights of an equivalent number of shares of common stock into which it is convertible. Generally, holders of Series A convertible preferred stock vote with the holders of shares of common stock, and any other class of stock entitled to vote, and not as a separate class.

        As long as any share of convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of convertible preferred stock in order to amend the Articles of Incorporation, or bylaws, change the authorized number of shares of convertible preferred stock, authorize or issue any other stock having rights or preferences senior to or on parity with Series A, reclassify any outstanding securities into shares having preferences over or on parity with Series A, create a new class of stock or effect a merger, consolidate or sell assets where the existing shareholders retain less than 80% of the voting stock of the surviving entity, among other matters.

    DIVIDENDS:
    ----------
        Holders of Series A convertible preferred stock are entitled to receive cumulative 8% dividends on the Series A original issue price, when and if declared by the Board of Directors. The holders of Series A convertible preferred stock are also entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. No dividends, other than a common stock dividend can be paid to common stockholders until the holders of convertible preferred stock are paid. As of December 31, 2000, no dividends on convertible preferred stock or common stock have been declared by the Board of Directors. Undeclared and unpaid cumulative dividends was $1,362,718 at December 31, 2000.

    CONVERSION:
    -----------
        Each share of Series A convertible preferred stock is convertible into common stock, at the option of the holder, according to a conversion ratio as determined by dividing the liquidation price ($1.35 at December 31, 2000) by the Series A conversion price ($1.35 at December 31, 2000). The Series A conversion price may be adjusted from time to time based upon additional issuances of common stock. Each share of Series A convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon the closing of a public offering of common stock with gross proceeds of at least $20,000,000, and at least $4.05 per share, subject to appropriate adjustments, or the consent of the holders of two-thirds of the outstanding shares of convertible preferred stock.

    LIQUIDATION:
    ------------
        Series A convertible stock is senior to all other issuances of stock in liquidation. In the event of liquidation, the Series A stockholders are entitled to receive a preferential liquidating distribution of $1.35 per share plus any unpaid cumulative dividends, whether or not declared.

(6) EQUITY

(a) STOCK OPTIONS

        In 1999, the Company adopted the 1999 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options ("ISO"s) or non-statutory stock options ("NSO"s). ISOs may be granted only to Company employees, including officers and directors who are also employees. NSOs may be granted to Company employees and consultants. At December 31, 2000, the Company had reserved 3,371,000 shares of Common Stock for issuance under the Plan.

        Options under the Plan may be granted for periods up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided however, that (i) the exercise price of an ISO and an NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options granted to persons who directly or by attribution own more than 10% of the total combined voting stock will be exercisable after four years from the date of grant. Options generally vest over a four year period and are exercisable for a maximum period of ten years after the date of grant.

        During 2000, the Company granted to certain vendors options to acquire 255,000 shares of the Company's common stock at an exercise price of $0.45. Compensation expense of $104,550 was recorded in 2000 related to these options.

        A summary of the Company's stock option activity and weighted average exercise price is as follows:

                                                                       WEIGHTED
                                                          NUMBER        AVERAGE
                                                             OF        EXERCISE
                                                          OPTIONS       PRICE
                                                          --------     --------
        Balance, January 1, 2000.....................      302,000     $  0.45
        Granted......................................    1,598,800        0.45
        Cancelled....................................     (239,500)       0.45
                                                         ---------
        Balance, December 31, 2000...................    1,661,300     $  0.45
                                                         =========

        As of December 31, 2000, options to purchase 60,250 shares of the Company's common stock were exercisable at $0.45 per share.

        The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting method allowed by SFAS 123. APB 25 provides that compensation expense relative to the Company's employee stock options is measured based upon the intrinsic value of the stock option. SFAS 123 requires companies that continue to follow APB 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS 123.

        Had compensation expense for the Company's stock option plan been determined based upon the fair value methodology under SFAS 123, the Company's net loss would have increased to these pro forma amounts:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
        Net loss applicable to common stockholders:
        As reported                                            $  (13,772,951)
        Pro forma                                              $  (13,800,553)

        The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield at 0%; weighted average expected option term of five years; risk free interest of 4.99% to 6.36%; and expected volatility of 0%. The weighted average fair value of options granted during 2000 was $0.12. The weighted-average remaining contractual life of stock options granted during 2000 was 8.5 years.

(b) WARRANTS

        In May 2000, in connection with a Master Lease Commitment Agreement ("Agreement"), the Company issued warrants to the lessor to purchase 37,037 shares of Series A convertible preferred stock for $1.35 per share. The warrants have a term of ten years. The Company calculated the fair value of the warrants using the Black-Scholes option pricing model with the following assumptions: dividend yield at 0%; term of ten years; risk free interest of 6.23%; and expected volatility of 100%. The fair value of the warrants is $0.39 per share and will be expensed over the term of the Agreement.

        The following table sets forth the warrants outstanding and their weighted average exercise price:

                                                            SHARES   PRICE
                                                            ------   -----
        Balance, January 1, 2000........................        --  $   --
        Granted.........................................    37,037     1.35
        Exercised.......................................        --      --
                                                            ------
        Balance, December 31, 2000......................    37,037  $  1.35
                                                            ======

(7) RELATED PARTY TRANSACTIONS

    Cox Target Media, Central Newspapers, Inc. and The McClatchy Company are equity investors of the Company. In addition, these stockholders are also either customers or resellers of the Company. The revenues from these customers for the year ended December 31, 2000 were $146,133, with outstanding accounts receivable balances of $83,000 at December 31, 2000.

    One of the Company's stockholders is a partner at Carr & Ferrell. Carr & Ferrell provides legal services to the Company. As of December 31, 2000, $36,754 was due to Carr & Ferrell.

(8) COMMITMENTS AND CONTINGENCIES

(a)  LEASES

    The Company is obligated under non-cancelable capital leases for certain computer equipment that expire on various dates during 2003 and non-cancelable operating leases, primarily for office space and equipment, that expire on various dates through 2010. Additionally, the Company is obligated under a non-cancelable hosting arrangement that expires in 2003.

    Amounts related to assets under non-cancelable capital leases that have been capitalized as property and equipment as of December 31, 2000 are as follows:

        Computer equipment                           $ 1,003,930
        Less: accumulated depreciation                  (124,397)
                                                     -----------
                                                     $   879,533
                                                     ===========

    Future minimum lease payments under non-cancelable leases are as follows:

        YEAR ENDING DECEMBER 31,                  CAPITAL LEASES   OPERATING LEASES
        ------------------------                  --------------   ----------------
        2001                                        $   399,067      $ 1,594,981
        2002                                            399,067        1,630,285
        2003                                            335,683        1,541,590
        2004                                                 --        1,516,419
        2005                                                 --        1,532,335
        Thereafter                                           --        6,810,402
        Sublease rentals                                     --         (670,640)
                                                    -----------     ------------
           total                                      1,133,817     $ 13,955,372
                                                                    ============
        Less: amount representing interest
        (rates approximating 13.6%)                    (230,884)
                                                    -----------
        Present value of net minimum lease
        payments                                        902,933
        Less: current installments                     (288,995)
                                                    -----------
        Obligation under capital leases,
        excluding current portion                   $   613,938
                                                    ===========

    Rent expense for 2000 was approximately $684,000.

(b)  LITIGATION

        In March 2000, a former employee of the Net Value, Inc.
    filed a complaint seeking unpaid wages in the form of 12,440 stock options of Net Value Holdings, Inc. ("NVH") valued at approximately $500,000.
    NVH has responded to this action and believes the complaint is without merit and intends to defend these actions vigorously. By virtue of a prior contractual obligation, the Company is obligated to hold harmless and indemnify NVH from any claims arising out of this action. The Company is unable to predict the outcome of this complaint and has not accrued any amount. The ultimate resolution of this matter could be material to the financial statements.

        In August 1999, the Company was notified of pending litigation by coolsavings.com ("coolsavings") for patent infringement for the use of certain technology. coolsavings seeks injunctive relief and damages from this case, of which the total amount cannot be estimated at December 31, 2000. Accordingly, there is no amount for this matter recorded in the financial statements. The Company believes that the complaints are without merit and intends to defend these actions vigorously. The Company is unable to predict the outcome of this complaint and has not accrued any amount. The ultimate resolution of this matter could be material to the financial statements.

        We are also involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operation or liquidity.

(10) INCOME TAXES

    The Company has incurred operating losses since its inception and has recognized no current or deferred tax provision or benefit. The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to loss before income taxes. The items causing this difference are as follows:

                                                        YEAR ENDED
                                                    DECEMBER 31, 2000
                                                    -----------------
         Expected tax benefit at statutory rate....    $ 4,682,803
         State tax, net of federal.................        823,646
         Research and development tax credits......        187,478
         Other, net................................         (4,856)
         Increase in valuation allowance...........     (5,689,071)
                                                      ------------
                                                       $        --
                                                      ============

    Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                                                   DECEMBER 31,
                                                                                      2000
                                                                                   ------------
         Deferred tax assets:

           Net operating loss and general business credits carryforwards....       $ 4,965,546
           Start-up costs and organizational costs..........................            80,625
           Accrued expenses.................................................           190,811
           Property and equipment...........................................           681,089
                                                                                   -----------
             Total gross deferred tax assets................................         5,918,071
             Valuation allowance............................................        (5,918,071)
                                                                                  ------------
                                                                                  $        --
                                                                                  ============

     The net change in the valuation allowance for the year ended December 31, 2000 was an increase of $5,689,071. The valuation allowance at December 31, 2000 is the result of the uncertainty regarding the ultimate realization of the tax benefits related to the deferred tax assets. The net operating loss carryforward period expires commencing in 2019. Further, as a result of certain financing and capital transactions, an annual limitation on the future utilization of a portion of the net operating loss carryforward may occur. As a result, the net operating loss carryforward may not be fully utilized before expiration.

(11) RISKS AND UNCERTAINTIES - LIQUIDITY AND CAPITAL RESOURCES

     The Company has a limited operating history and its prospects are subject to the risks, expenses, and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop a viable ASP software delivery service, inability to maintain and increase its customer base, interruptions of service from the Internet service provider that hosts the Company's web site, patent disputes, customer acceptance of this new business concept in the marketplace, competitors entering the marketplace, customer acceptance of doing business with a smaller company with limited financial resources and customers willingness to outsource this type of service to a third party vendor, as well as other risks and uncertainties.

     The Company has experienced operating losses and negative cash flows from operations since its inception, has working capital and stockholders' deficiencies and has been unable to repay certain obligations when due, as a result of efforts to construct, develop, and market its business.

     These factors described above, either individually or in the aggregate, could have an adverse effect on the Company's financial condition and future operating results and create an uncertainty as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern (see note 12).

(12) SUBSEQUENT EVENTS

(a)  Convertible Promissory Note

     In May 2001, the Company entered into the Convertible Promissory Note (the "Note") with Valassis Communications, Inc. ("Valassis") for payment of $2 million. This Note accrues interest at nine percent per year. Outstanding principal and accrued, unpaid interest are due and payable on May 3, 2002.

     The outstanding balance and accrued, unpaid interest shall automatically convert, at any time prior to May 3, 2002, into shares of the Company's equity at the closing of the Company's next transaction or series of related transactions ("Qualified Financing") in which the Company sells equity securities with gross proceeds of at least $3 million. The number of shares of such equity securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the outstanding principal and unpaid accrued interest on the date of conversion by (b) the price per share of the equity securities sold by the Company in a Qualified Financing. If the calculated price per share implies that the Company has a pre-money valuation in excess of $25 million, the price per share shall be reduced to a price per share implying a pre-money valuation of $25 million. The equity instrument into which the Note converts shall be shares of preferred stock of the Company that are pari passu with the Company's Series A Convertible Preferred Stock.

     At any time prior to the payment in full of the outstanding principal and accrued unpaid interest on this Note, Valassis may, in its sole discretion, convert the outstanding principal and accrued unpaid interest into shares of the Company's equity (described above) at the closing of the Company's next transaction or series of related transactions not considered a Qualified Financing ("Non-Qualified Financing"). The number of shares of such equity securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the outstanding principal and accrued unpaid interest on the date of conversion by (b) the price per share of the equity securities sold by the Company in a Non-Qualified Financing.

     The terms of the Note required, among other things, that the Company raise at least $3 million of additional equity financing by July 31, 2001. In August 2001, the Company was notified by Valassis that the Company had defaulted on this provision of the Note. As a result of this default, the Note became due and payable on demand. Therefore, the outstanding principal and accrued unpaid interest was classified as a current liability as of September 30, 2001.

(b)  Employees incentive program

     In August 2001, the Board of Directors of the Company approved a program which included incentive packages relating to a proposed equity funding or sale of the Company.

     This program includes bonuses to certain employees to be paid upon equity funding being obtained or the Company being sold. Additionally, certain employees were granted performance bonuses with equity participation, not to exceed five percent, to the extent that the Series A shareholders profit from the sale of the Company.

     The program for one of the officers was subsequently amended whereby the officer relinquished his right to amounts due to him in return for twenty percent of the fees subsequently distributed to the creditors under the terms of the Workout Agreement.

(c)  Workout Agreement

     In August 2001, certain creditors of the Company formed a Creditors' Committee (the "Committee"). The purpose of this Committee was to facilitate the restructuring of the Company's liabilities with all creditors under the terms of a Workout Agreement to enable the Company to monitize its assets for the purpose of maximizing their value to creditors and shareholders. Subsequently, the Company finalized the sale of substantially all of its assets and certain liabilities to e-centives and remaining patent rights not sold to e-centives were sold to Black Diamond CCT Holdings, LLC.

     Under this Workout Agreement, those creditors, who consented to inclusion in the Workout Agreement, agreed not to bring any action against e-centives related to the Asset Purchase Agreement. Claims subject to the Workout Agreement shall consist of all unsecured clams against the Company that existed on August 14, 2001. These shall include (a) all unsecured claims arising under those leases or executory contracts the Company entered into prior to the workout date (August 14, 2001); (b) reasonable value of the use of goods, services or space by the Company after August 14, 2001; and (c) interest, late charges and other amounts accruing on or before August 14, 2001.

     Upon receipt of cash and other consideration from the transaction with e-centives, the Company agreed to pay all outstanding liabilities that accrue subsequent to August 14, 2001 and retain an amount reasonably sufficient to meet the financial obligations of the Company until receipt of the next payment from e-cetnives. After satisfaction of such obligations, the Company will deliver the remaining balance of such funds to the Disbursing Agent, who will distribute the funds in order to pay the creditors. Creditors will be paid on a pro-rata basis.

     The Committee has the authority to determine whether or when to exercise any warrants to purchase e-centives securities.

(d)  coolsavings litigation

     In October 2001, the Company appeared to reach a settlement with coolsavings. Under the terms of the proposed settlement, coolsavings agreed to dismiss the lawsuit and waive past damages. If the Company sold substantially all of its assets including its patent rights by January 31, 2002, then coolsavings would not be entitled to any compensation if the Company's revenue did not exceed $2 million. If the Company was unsuccessful in securing a sale by the required date, then the lawsuit would settle with a royalty-free cross-license between the parties.

     Disputes have arisen as to the terms of the settlement. Despite the tentative agreement to settle the lawsuit, the Company cannot provide assurance that the lawsuit will settle on these or other terms. If the lawsuit does not settle, coolsavings could seek an injunction and monetary damages should it prevail on liability issues.

(e)  Modification of leases

     Effective November 1, 2001, the Company entered into a Modifications, Assignment and Assumption Agreement with Pentech Financial Services, Inc. ("Pentech") and e-centives, Inc. regarding the Master Equipment Lease ("Lease") that the Company had entered into with Pentech in May 2000. Per the agreement, with the consent of Pentech, the Company assigned the Lease to e-centives with certain modifications to the terms and conditions of the Lease.

     Pursuant to the terms of the Management Services Agreement between the Company and e-centives, e-centives provided funding to BrightStreet in the amount of $15,630 per month, for August through November 2001, for BrightStreet.com's hosting services agreement with Abovenet. Subsequent to the formal execution of the December 3, 2001 Asset Purchase Agreement between the Company and e-centives, e-centives entered into an independent short-term contract directly with Abovenet, at a reduced cost of $10,775 per month. Therefore, there is no ongoing liability for the Company.

(f)  Asset purchase agreement

     On December 3, 2001, the Company entered into an Asset Purchase Agreement (the "Agreement") with e-centives, Inc. ("e-centives"). Under the terms of this agreement, the Company sold substantially all of its assets and certain liabilities to e-centives for approximately $1.6 million in cash, a warrant to purchase 500,000 shares of e-centives' common stock, and a contingent performance-based warrant to purchase up to 250,000 shares of e-centives' common stock. The cash payments consisted of an $825,000 payment at closing and approximately $813,000 in cash advances from e-centives to fund the Company's working capital deficit while negotiating the terms of the Agreement.

     The guaranteed warrant is exercisable from June 3, 2002 through December 3, 2005 at an exercise price of $0.5696 per share. The performance-based warrant is exercisable, in whole or in part, until December 3, 2005 based upon the achievement of certain performance targets at an exercise price of $2.44 per share.

     In conjunction with the Agreement, the Company entered into a Patent Assignment Agreement (the "Assignment") with e-centives. Under this Assignment, the Company provided to e-centives a world-wide, perpetual license to use certain patented technology and assumed title to the patented technology under certain circumstances. In exchange for rights under the Assignment, beginning December 4, 2002, e-centives is obligated to pay the Company ten percent of revenues received by e-centives directly attributable to (a) the licensing or sale of products or functionality acquired from the Company, (b) licensing or royalty fees received from enforcement of license of patents covered by this agreement, and (c) licensing or royalty fees received under existing licenses granted by the Company to certain third parties. If the total transaction compensation paid, as defined by the Agreement, at any time prior to December 3, 2005 exceeds $4,000,000, the patents will be assigned by the Company to e-centives. If the total transaction compensation does not exceed $4,000,000 by such time, the license under the Assignment becomes nonexclusive. Until e-centives takes title to the patented technology, e-centives may not grant an exclusive sublicense to the patents to any unaffiliated third party.

     If the license to the patented technology provided under the Assignment is transferred by e-centives to a third-party in any proceeding in bankruptcy or quasi-bankruptcy, insolvency, assignment for the benefit of creditors or other proceeding relating to creditors, whether formal or informal, then upon the conversion to a non-exclusive license, or to the extent such conversion has occurred prior to the transfer, such license shall be modified so as not to be sublicenseable by such third-party except to the extent necessary in connection with a bona fide sale or license of the technology assets purchased from the Company as part of the acquisition of the Company's assets by e-centives.

(g)  Patent Sale

     In January 2002, the Company transferred title (and other rights) to its patents and patent applications to Black Diamond CCT Holdings, LLC ("Black Diamond"). The sale, as contemplated by this transaction, included transfer of all the Company's pending and issue of patent rights including any reversionary interest, which is triggered if title to the patented technology is not ultimately transferred to e-centives pursuant to the Assignment Agreement. In consideration of such transfer, Black Diamond agreed, to the extent such reversionary interest is triggered, to (i) diligently pursue the preparation, filing, prosecution, maintenance, enforcement and defense of the patents, and (ii) pay all fees associated with such activity, subject to reasonable buisness judgment. Black Diamond agreed to share with the Company a percentage of the revenue, if any, generated by the patent technology rights.

(h)  Other

     During 2001, the Company terminated substantially all its employees. Additionally, the Company terminated its 401(k) plan.

     The Company has initiated actions to collect delinquent amounts owed to the Company and will incur legal fees regarding such actions.

     The Company is considering making a general assignment of the Company's assets for the benefit of the Company's creditors following the asset sales to e-centives and Black Diamond CCT Holdings, LLC.

(b) Pro forma financial information.


                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information has been prepared by e-centives' management and gives effect to the acquisition of substantially all the assets and certain liabilities of BrightStreet.com, Inc. ("BrightStreet.com") completed on December 3, 2001. The pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000 have been prepared to give effect to the BrightStreet.com acquisition as if it had occurred on January 1, 2000. The unaudited pro forma condensed consolidated balance sheet at September 30, 2001 has been prepared to give effect to the BrightStreet.com acquisition as if the transaction had been consummated on that date.

The pro forma adjustments, which are based upon available information and certain assumptions that e-centives believes are reasonable in the circumstances, are applied to the historical financial statements of e-centives and BrightStreet.com. The acquisition is accounted for under the purchase method of accounting. e-centives' allocation of the purchase price is based upon the estimated fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board Opinion No. 16. The purchase price allocations reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be different from the final allocation of the purchase price and any such differences may be material.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for e-centives and the BrightStreet.com. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what e-centives' financial position or results of operations would actually have been had the acquisition occurred on such dates or to project e-centives' results of operations or financial position for any future period. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the:

    o historical financial statements of e-centives included in the Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, which contains a balance sheet of e-centives as of September 30, 2001 and is hereby incorporated by reference;

    o historical financial statements of e-centives included in the Annual Report of Form 10-K of e-centives for the year ended December 31, 2000; and

    o historical financial statements and the notes thereto of BrightStreet.com included herein.

                                E-CENTIVES, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                       E-CENTIVES, INC       BRIGHTSTREET.COM
                                       ---------------       ----------------       PRO FORMA
                                                  NINE MONTHS ENDED                ACQUISITION               PRO FORMA
                                                  SEPTEMBER 30, 2001              ADJUSTMENTS (A)          CONSOLIDATED
                                       --------------------------------------     ---------------          ------------
                                                   (UNAUDITED)                                 (UNAUDITED)
Revenue                                   $ 3,940,954          $ 1,027,107         $        --             $  4,968,061
Cost of revenue                             6,392,945              545,279             (12,574)   (B)         7,347,104
                                                                                       (97,828)   (C)
                                                                                       519,282    (D)
                                          -----------          -----------         -----------             ------------
           Gross profit (loss)             (2,451,991)             481,828            (408,880)              (2,379,043)
Operating expenses:
   Product development                      6,013,573            3,177,051             (74,519)   (B)         9,116,105
   General and administrative               8,936,120            1,856,560             (16,810)   (B)        10,056,815
                                                                                      (719,055)   (C)
   Sales and marketing                      8,675,807            3,322,139             (28,457)   (B)        11,969,489
   Network partner fees                       933,157                   --                  --                  933,157
                                         ------------          -----------         -----------             ------------
           Loss from operations           (27,010,648)          (7,873,922)            429,961              (34,454,609)
Interest income, net                          552,623               31,832                  --                  584,455
Interest expense                                   --             (115,000)             51,288    (E)           (63,712)
Other expense                                      --             (329,340)                 --                 (329,340)
                                         ------------          ------------        -----------             ------------
           Loss before income taxes       (26,458,025)          (8,286,430)            481,249              (34,263,206)
Income taxes                                       --                   --                  --                       --
                                         ------------          -----------         -----------             ------------
Net loss                                 $(26,458,025)         $(8,286,430)        $   481,249             $(34,263,206)
                                         ============          ===========         ===========             ============

Basic and diluted net loss
   per common share                       $     (1.59)
Shares used to compute basic and
   diluted net loss per common share       16,630,920

Pro forma basic and diluted net
   loss per common share                                                                                    $     (2.06)
Shares used to compute pro forma basic
   and diluted net loss per common share                                                                     16,630,920




            SEE ACCOMPANYING NOTES TO PRO FORMA FINANCIAL STATEMENTS

                                E-CENTIVES, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                        E-CENTIVES, INC    BRIGHTSTREET.COM
                                        ---------------    ----------------         PRO FORMA
                                                    YEAR ENDED                     ACQUISITION              PRO FORMA
                                                DECEMBER 31, 2000                 ADJUSTMENTS (A)          CONSOLIDATED
                                        -----------------------------------       ---------------          ------------
                                                   (UNAUDITED)                               (UNAUDITED)
Revenue                                   $10,230,035          $   447,992         $        --              $10,678,027
Cost of revenue                             2,207,855              237,544             (86,638)   (C)         3,051,137
                                                                                       692,376    (D)
                                         -------------        ------------        ------------             ------------
           Gross profit                     8,022,180              210,448            (605,738)               7,626,890
Operating expenses:
   Product development                      3,694,624            5,933,068                  --                9,627,692
   General and administrative               9,098,045            4,558,576          (1,849,172)   (C)        11,807,449
   Sales and marketing                     19,564,226            3,903,730                  --               23,467,956
   Network partner fees                     6,353,937                   --                  --                6,353,937
                                         -------------        ------------        ------------             ------------
           Loss from operations           (30,688,652)         (14,184,926)          1,243,434              (43,630,144)
Interest income, net                          693,312              460,140                  --                1,153,452
Interest expense                                   --              (48,165)                 --                  (48,165)
Other income                                   50,000                   --                  --                   50,000
                                         ------------         ------------        ------------             ------------
           Loss before income taxes       (29,945,340)         (13,772,951)          1,243,434              (42,474,857)
Income taxes                                       --                   --                  --                       --
                                         ------------         ------------        ------------             ------------
Net loss                                  (29,945,340)         (13,772,951)          1,243,434              (42,474,857)
Preferred stock dividend
   requirements and accretion of
   convertible redeemable preferred
   stock                                     (551,773)                  --                  --                 (551,773)
                                         ------------         ------------        ------------             ------------
Net loss applicable to
   common stockholders                   $(30,497,113)        $(13,772,951)       $  1,243,434             $(43,026,630)
                                         ============         ============        ============             ============

Basic and diluted net loss
   per common share                       $     (4.09)
Shares used to compute basic and
   diluted net loss per common share        7,460,272

Pro forma basic and diluted net
   loss per common share                                                                                    $     (5.77)
Shares used to compute pro forma basic
   and diluted net loss per common share                                                                      7,460,272


            SEE ACCOMPANYING NOTES TO PRO FORMA FINANCIAL STATEMENTS

                                E-CENTIVES, INC.

             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    E-CENTIVES, INC  BRIGHTSTREET.COM
                                                    ---------------  ----------------   PRO FORMA
                                                                YEAR ENDED             ACQUISITION            PRO FORMA
                                                            SEPTEMBER 30, 2001         ADJUSTMENTS           CONSOLIDATED
                                                    ---------------------------------  -----------           ------------
                                                                 (UNAUDITED)                     (UNAUDITED)
                     ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 6,489,239     $   228,461    $   (228,461)  (H)     $  4,665,995
                                                                                        (2,160,363)  (A)
                                                                                           337,120   (I)
  Short term investments.............................       72,676              --              --                 72,676
  Accounts receivable................................      895,422              --              --                895,422
  Prepaid expenses...................................      354,040           9,312          (9,312)  (H)          354,040
  Other current assets...............................       10,515         100,000        (100,000)  (H)           10,515
                                                      ------------     ------------   ------------           ------------
          Total current assets.......................    7,821,892         337,773      (2,161,016)             5,998,649
Property and equipment, net..........................   11,813,534         838,667              --             12,652,201
Intangible assets, net...............................    1,921,493       1,030,393      (1,030,393)  (G)        3,998,638
                                                                                         2,077,145   (A)
Long term investments................................    1,007,282              --              --              1,007,282
Restricted cash .....................................      449,579              --              --                449,579
Other assets.........................................      503,870           7,627          (7,627)  (H)          166,750
                                                                                          (337,120)  (I)
                                                      ------------     ------------   ------------           ------------
          Total assets...............................  $23,517,650     $ 2,214,460    $ (1,459,011)          $ 24,273,099
                                                      ============     ===========    ============           ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................    1,554,343       2,465,509      (2,465,509)  (H)        1,554,343
  Accrued expenses...................................    1,109,009          84,824         (84,824)  (H)        1,109,009
  Deferred revenue...................................    1,314,610         543,099        (543,099)  (H)        1,314,610
  Other liabilities..................................      239,146         457,226        (457,226)  (H)          239,146
  Note payable.......................................           --       2,051,288      (2,051,288)  (H)               --
  Current portion of capital leases..................           --         809,898        (809,898)  (F)          570,449
                                                                                           570,449   (A)
                                                      ------------     ------------   ------------           ------------
          Total current liabilities..................    4,217,108       6,411,844      (5,841,395)             4,787,557
Advanced offering proceeds...........................    2,551,874              --              --              2,551,874
                                                      ------------     ------------   ------------           ------------
          Total liabilities..........................    6,768,982       6,411,844      (5,841,395)             7,339,431
                                                      ------------     ------------   ------------           ------------
Commitments and contingencies........................
Stockholders' equity:
  Series A convertible preferred stock, $.001
    par value, 12,600,000 shares authorized, issued
    and outstanding at September 30, 2001
    (unaudited)......................................           --          12,600         (12,600)  (H)               --
  Common stock, $.01 par value, 40,000,000 shares
    authorized, 17,732,009 shares issued and
    outstanding at September 30, 2001 (unaudited)....      173,493              --             --                 173,493
  Common stock, $.0005 par value, 35,000,000 shares
     authorized, 8,667,569 shares issued and
     outstanding at September 30, 2001 (unaudited)...           --           4,334          (4,334)  (H)               --
  Additional paid-in capital.........................   97,633,478      18,445,342     (18,445,342)  (H)       97,818,478
                                                                                           185,000   (A)
  Accumulated deficit................................  (81,058,303)    (22,659,660)     22,659,660   (H)      (81,058,303)
                                                      ------------     ------------   ------------           ------------
          Total stockholders' equity (deficit).......   16,748,668      (4,197,384)      4,382,384             16,933,668
                                                      ------------     ------------   ------------           ------------
          Total liabilities and stockholders'
             equity (deficit)........................ $ 23,517,650     $ 2,214,460    $ (1,459,011)          $ 24,273,099
                                                      ============     ===========    ============           ============


            SEE ACCOMPANYING NOTES TO PRO FORMA FINANCIAL STATEMENTS

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL INFORMATION

1.  BASIS OF PRO FORMA PRESENTATION

        On December 3, 2001, BrightStreet.com and e-centives entered into an Asset Purchase Agreement (the "Agreement"). Under the terms of this Agreement, BrightStreet.com sold substantially all of its assets and certain liabilities to e-centives for approximately $1.6 million in cash, a warrant to purchase 500,000 shares of e-centive's common stock, and a contingent performance-based warrant to purchase up to 250,000 shares of e-centives' common stock. The cash payment consisted of an $825,000 payment at closing and approximately $813,000 in cash advances from e-centives to fund BrightStreet.com's working capital deficit while negotiating the terms of the Agreement.

        The guaranteed warrant is exercisable from June 3, 2002 through December 3, 2005 at an exercise price of $0.5696 per share. The performance-based warrant is exercisable, in whole or in part, until December 3, 2005 based upon the achievement of certain performance targets at an exercise price of $2.44 per share.

        In conjunction with the Agreement, BrightStreet.com entered into a Patent Assignment Agreement (the "Assignment") with e-centives. Under this Assignment, BrightStreet.com provided to e-centives a world-wide, perpetual license to use certain patented technology and assumed title to the patented technology under certain circumstances. In exchange for rights under the Assignment, beginning December 2002, e-centives is obligated to pay BrightStreet.com a royalty. If the total transaction compensation paid, as defined by the Agreement, at any time prior to December 3, 2005 exceeds $4,000,000, the patents will be assigned by BrightStreet.com to e-centives.
If the total transaction compensation does not exceed $4,000,000 by such time, the license under the Assignment becomes nonexclusive. Until e-centives takes title to the patented technology, e-centives may not grant an exclusive sublicense to the patents to any unaffiliated third party.

        The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 give effect as if the transaction had been consummated as of January 1, 2000. The unaudited pro forma condensed consolidated balance sheet at September 30, 2001 combines BrightStreet.com's and e-centives' consolidated financial statements at September 30, 2001 as if the transaction had been consummated on that date.

2.  PRELIMINARY PURCHASE PRICE

        The BrightStreet.com acquisition was accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16. Under such purchase accounting principles, BrightStreet.com's assets acquired and liabilities assumed are required to be adjusted to their estimated fair values at the date of acquisition. The preliminary allocation of the purchase price is as follows:

               Fixed assets, net                                     $    838,667
               Licensed technology                                      2,077,145
               Capital leases                                           (570,449)
                                                                     ------------
               Total purchase price                                  $  2,345,363
                                                                     ============

        The Company plans to depreciate fixed assets and amortize identifiable intangible assets over a three year period, respectively.

        The estimated purchase price of $2,345,363 consists of the following:

               Cash payments                                         $  2,160,363
               Warrants                                                   185,000
                                                                     ------------
               Total purchase price                                  $  2,345,363
                                                                     ============

        The cash payments consisted of an $825,000 payment at closing, $812,868 in cash advances from e-centives to fund BrightStreet.com's working capital deficit while negotiating the terms of the Asset Purchase Agreement, and $522,495 of acquisition related expenses. The purchase price also included a warrant to purchase 500,000 shares of e-centives' common stock at an exercise price of $0.5696 per share, exercisable from June 3, 2002 until December 3, 2005, which was valued using the Black-Scholes model.

        The total purchase price does not include contingent elements that consist of certain royalty payments under the patent license and a warrant to purchase up to 250,000 shares of e-centives' common stock at an exercise price of $2.44 per share, exercisable until December 3, 2005 only upon achievement of certain performance targets.

3.  PRO FORMA ADJUSTMENTS

STATEMENTS OF OPERATIONS

The accompanying unaudited pro forma condensed consolidated statements of operations have been prepared as if the transaction was completed as of January 1, 2000 and reflects the following pro forma adjustments:

(B) Acquisition related stay bonuses paid by BrightStreet.com. These are costs directly related to the acquisition that e-centives does not expect to incur in the future.

(C) Reflects the elimination of BrightStreet.com's amortization of intangible assets.

(D) Reflects the amortization of acquired technology over their estimated lives of three years. The Company has preliminarily allocated the excess of purchase price over tangible net assets acquired to licensed technology. The final purchase price allocation may be different and any such adjustment may be material.

(E) Reflects the elimination of interest expense, as BrightStreet.com's outstanding debt was not acquired by e-centives as part of the acquisition and e-centives does not expect to incur debt to fund its operations.

BALANCE SHEET

The accompanying unaudited pro forma condensed consolidated balance sheet has been prepared as if the transaction was completed on September 30, 2001 and reflects the following pro forma adjustments:

(A)  Reflects the preliminary purchase price allocation.

(F) Reflects the elimination of BrightStreet.com's historical book value of capital lease obligations. The obligation value assumed by e-centives, pursuant to the Asset Purchase Agreement, was $570,449 (see note 2).

(G) Reflects the elimination of BrightStreet.com's historical book value of intangible assets. The fair value of intangible assets acquired included in the purchase price allocation was $2,077,145 (see note 2).

(H) Reflects the elimination of BrightStreet.com's historical asset, liability and equity items not acquired by e-centives.

(I) Reflects the elimination of the cash advances that were made by e-centives, as of September 20, 2001, to fund BrightStreet.com's working capital deficit while negotiating the terms of the Asset Purchase Agreement. These advances were included in the purchase price allocation.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           E-CENTIVES, INC.

                                           By:   /s/ DAVID SAMUELS
                                               -------------------------------
                                                 David Samuels
                                                 Chief Financial Officer


                                           Date:  February 26, 2002

                              Index to Exhibits


Exhibit
Number                 Description
-------                -----------
23.1               Consent of KPMG LLP, Independent Accountants
